UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMART ONLINE, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4439334
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

2530 Meridian Parkway, Durham, North Carolina	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 765-5000

SMART ONLINE, INC. 2004 EQUITY COMPENSATION PLAN
(Full Title of Plan)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
New Castle County
(302) 658-7581

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

James F. Verdonik, Esq.
Daniels Daniels & Verdonik, P.A.
P.O. Drawer 12218
Research Triangle Park, NC 27709
(919) 544-5444

(919) 544-5920 (fax)

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)

Common stock, par value $0.001 Per share	5,000,000	$6.33	$31,650,000	$3,725.21
TOTAL

(1)
Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), an additional undeterminable number of shares of common stock is being registered to cover any adjustment in the number of shares of common stock that become issuable under the 2004 Equity Compensation Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices per share of Common Stock of Smart Online, Inc. on April 27, 2005, as reported on the Over-the-Counter Bulletin Board.

PART II.  Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents and information filed by Smart Online, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

(a)    The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)    The Company's current report on Form 8-K, filed with the SEC on May 2, 2005.

(c)    The Company's current report on Form 8-K, filed with the SEC on April 28, 2005.

(d)    The Company's amended current reports on Form 8-K (two reports) filed with the SEC on April 28, 2005.

(e)    The Company's current report on Form 8-K, filed with the SEC on April 26, 2005.

(f)    The Company’s current report on Form 8-K, filed with the SEC on April 21, 2005.

(g)    The Company's current report on Form 8-K, filed with the SEC on April 19, 2005.

(h)    The Company’s current reports on Form 8-K (two reports), filed with the SEC on April 18, 2005.

(i)    The Company’s current report on Form 8-K, filed with the SEC on April 15, 2005.

(j)    The Company’s current report on Form 8-K, filed with the SEC on March 3, 2005.

(k)   The Company’s current report on Form 8-K, filed with the SEC on March 1, 2005.

(l)    All other filings made by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2004.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to a filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document.

Item 4.  Description of Securities.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Such holders do not have cumulative voting rights. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available therefor on a pro rata basis.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our net assets ratably, after the payment of:

i.	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

ii.	all unsecured liabilities, including any then unsecured outstanding debt securities which we have issued as of such time; and

iii.	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, we have included in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of their performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under any agreement, vote of stockholders or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Smart Online pursuant to the foregoing, or otherwise, Smart Online has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We maintain insurance coverage for our directors and officers under a director’s and officer’s liability insurance policy.

Item 7.  Exemptions From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	Smart Online, Inc. 2004 Equity Compensation Plan (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-119385)).
5.01	Opinion of Daniels Daniels & Verdonik, P.A.
23.01	Consent of BDO Seidman, LLP
23.02	Consent of Daniels Daniels & Verdonik, P.A. (included in opinion filed as Exhibit 5.1)
24.01	Power of Attorney (included as part of the signature page hereto)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

**************

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on the 3rd day of May, 2005.

By:	/s/ Michael Nouri
Michael Nouri Principal Executive Officer and Director
May 3, 2005

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Nouri his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney in fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATED

/s/ David E. Y. Sarna David E. Y. Sarna	Director	May 3, 2005

Frank Coll	Director

/s/ Tom Furr Tom Furr	Vice President and Director	May 3, 2005

/s/ Ronna Loprete Ronna Loprete	Secretary and Director	May 3, 2005

/s/ Michael Nouri Michael Nouri	President and Principal Executive Officer and Director	May 3, 2005

/s/ Scott Whitaker Scott Whitaker	Principal Financial Officer and Principal Accounting Officer	May 3, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	Smart Online, Inc. 2004 Equity Compensation Plan (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-119385)).
5.01	Opinion of Daniels Daniels & Verdonik, P.A.
23.01	Consent of BDO Seidman, LLP
23.02	Consent of Daniels Daniels & Verdonik, P.A. (included in opinion filed as Exhibit 5.1)
24.01	Power of Attorney (included as part of the signature page hereto)